                                                                  EXHIBIT 10.122


                   [LOGO OF WOOD ROBERTS, LLC. APPEARS HERE]




                               WOOD ROBERTS, LLC.
                               Investment Banking

                          Louisiana Place, Suite 3150
                             1201 Louisiana Street
                           Houston, Texas, U.S.A. 77002

 Tel: +1-713-751-9300   E-mail: woodrob@usa.pipline.com   Fax: +1-713-751-9400



July 22, 1996

Mr. Jeffrey T. Wilson
President
Latex Resources, Inc.
4200 East Skelly Drive, Suite 1000
PO. Box 702373
Tulsa, Oklahoma 74170

                                Re: Refinancing
                                ---------------

Dear Jeff,

Wood Roberts, LLC. and Wood Roberts, Inc. (jointly "Wood Roberts") have introduced Latex Resources, Inc. ("Latex") to various banks and financial institutions with a view to such banks and financial institutions refinancing the current debt to Bank of America and other debt of Latex (the "Latex Debt") including but not limited to: Midland Bank (also known as HSBC); Union Bank of California; and Rothschild - Denver. Wood Roberts has advised and continues to advise Latex upon the terms and structure of such refinancing. All such banks and financial institutions introduced to Latex by Wood Roberts other than those specified above are or will be noted and acknowledged in addenda to this letter agreement (the "Agreement").

The Agreement supersedes and replaces any and all previous agreements relating to the subject matter hereof. It contains the terms of that certain agreement titled "Engagement Agreement (Corporate Financial Advisory Agreement)" entered into on August 5, 1994, by and between Latex and Wood Roberts, Inc. relating to fees payable by Latex upon the provision of debt and is a ratification and acceptance of such terms.

Upon the closing of an agreement to refinance the Latex Debt, Latex shall pay to Wood Roberts, LLC. a fee equal to 0.5% (one half of one percent) of the amount of the refinancing facility so agreed. Such fee shall be paid at the closing of the agreement to refinance and shall be paid by check or by wire transfer for value immediately upon presentation or receipt.

Latex shall reimburse Wood Roberts' expenses, as pre-approved by Latex and as related directly to the aforementioned transaction.



 Reference 4.29 (ix)  Contacts: Brokerage or Finder's Agreements  Page 3 of 10

                   [LOGO OF WOOD ROBERTS, LLC. APPEARS HERE]



July 22, 1996
Mr. Jeffrey T. Wilson
Page 2


Wood Roberts undertakes to keep confidential any documents, data or other information received by it from Latex.

The Agreement is a binding and non-negotiable document and shall be disclosed by Latex to Alliance Resources, Inc. ("Alliance"). In the event that an agreement to refinance the Latex Debt is not entered into prior to the closing of the merger of Latex and Alliance, the Agreement shall be made part of the closing documentation of the merger and Latex shall cause the Agreement to be ratified by Alliance and all fees specified herein to be paid by the surviving entity of the merger at the closing of any subsequent agreement to refinance the Latex Debt.

If the above is in accordance with your understanding please signify your acceptance by signing and dating one copy of this document in the spaces provided below and returning it to Wood Roberts, LLC. at the letterhead address.

Very truly yours,


/s/ John L. Ogden

John L. Ogden
Managing Director


ACCEPTED:
Latex Resources, Inc.



By: /s/ Jeffrey T. Wilson                               7/25/96
   ------------------------------------------        --------------------
    Jeffrey T. Wilson, President                          Date

 Reference 4.29 (ix)  Contacts: Brokerage or Finder's Agreements  Page 4 of 10